Exhibit 10.1

PROMISSORY NOTE

$2,000,000.00	October 5, 2012

FOR VALUE RECEIVED, on the Maturity Date, as such term is defined in Section 1.1(c) below, (i) INVIVO THERAPEUTICS HOLDINGS CORP., a Nevada corporation (“Parent”), and (ii) INVIVO THERAPEUTICS CORPORATION, a Delaware corporation, (“Subsidiary”, and together with Parent, “Borrower”), each with its chief executive office, mailing address, and principal place of business presently at One Kendall Square, Building 1400, Cambridge, MA 02139, jointly and severally promise to pay to the order of MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate created by Chapter 289 of The Acts of 1998 and established under Massachusetts General Laws Chapter 23G as amended (“Lender”), at its principal offices at 160 Federal Street, Boston, Massachusetts 02110, or at such other place as the holder of this note may from time to time designate in writing, the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), or such lesser amount advanced by Lender pursuant to Section 1.1 below (the “Loan”), or so much thereof then remaining unpaid, in lawful money of the United States with interest at the rate set forth below, until fully paid. Borrower further agrees to pay upon an Event of Default, as such term is defined below, all costs, including reasonable attorneys’ fees reasonably incurred in the collection of Borrower’s obligations and the defense, preservation, enforcement or protection of Lender’s rights and remedies under this Note, or in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect upon an Event of Default Lender’s rights and remedies under this Note or any security therefor. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed. Capitalized terms not defined herein shall have the meaning given to them in the Security Agreement (defined below), and any reference in this Note to “Borrower” shall refer to Parent and Subsidiary, jointly and severally, unless the context requires otherwise.

1. Funding; Term; Interest Rate; Payments.

1.1 Funding; Term.

(a) During the Interest Only Period (defined below), Borrower may request from the Lender up to eight (8) advances aggregating not more than One Million, Nine Hundred Twenty Thousand Dollars ($1,920,000), up to a total of Two Hundred Thousand Dollars ($200,000) of which shall be used for general working capital purposes (the “Working Capital Advances”) and the remainder of which shall be used for the purchase, no earlier than January 1, 2012, of manufacturing and lab, office and computer equipment (“Equipment”) as more fully described in the Security Agreement (the “Security Agreement”) by and between Borrower and Lender of even date herewith, to be operated and maintained at the Borrower’s existing facility in Cambridge, Massachusetts, or such other location that may be approved by Lender (the “Premises”).

(b) Provided no Event of Default has occurred and is continuing on the date of each request for an advance, and no event or circumstance exists on such date, which with the passage time, or notice, or both would result in an Event of Default, Lender shall advance the full requested amount within ten (10) business days of the date of such request. Borrower may request up to the total of advances provided in Section 1.1(a) above, subject to availability of funds hereunder as a result of prior advances made pursuant to said Section, provided that if the purpose of the advance is to purchase Equipment, (i) prior to any advance of the Loan under this Section 1.1(b), Borrower’s request for such advance is accompanied by (A) invoices evidencing the purchase of the Equipment for which the advance is sought, including corresponding serial numbers and adequate descriptions of the Equipment, (B) evidence of payment for such Equipment including copies of checks as applicable and (C) promptly after the delivery of the Equipment, evidence that delivery of the same has been made to the Premises; (ii) the aggregate amount of all advances for the purchase of Equipment is no greater than $1,720,000.00; and (iii) each such advance does not exceed eighty-five percent (85%) of the total invoice cost of the Equipment.

(c) The remaining Eighty Thousand Dollars ($80,000) of the principal amount of this Note shall not be available as an Advance to the Borrower, and shall be Advanced only if as a result of Lender’s exercising its rights upon an Event of Default pursuant to Section 7.2, Lender becomes liable for use and occupancy expenses to Borrower’s landlord, in which case such funds will be Advanced to Lender on Borrower’s behalf and paid to such landlord to satisfy such use and occupancy obligations as described in Section 9(a)(ii)(1) of the Security Agreement.

(d) The term of this Note shall commence on the date hereof (the “Effective Date”) and shall mature on October 5, 2019 (the “Maturity Date”). Borrower’s obligation to make payments of principal and interest under Section 1.2 shall commence when Lender first advances funds to Borrower in accordance with Section 1.1 (the “Initial Funding Date”).

1.2 Payments of Principal and Interest. Payments of interest only during the first thirty (30) months after the Effective Date (the “Interest Only Period”), at the rate provided in Section 1.3 below, shall be due and payable and shall commence on the first (1st) day of the calendar month next following the Initial Funding Date, and continue on the first (1st) day of each calendar month thereafter, the “Payment Date”. Each such payment of accrued interest shall be paid in arrears. On the Payment Date next following the expiration of the Interest Only Period, the principal outstanding under this Note shall commence amortization with equal monthly payments of principal and interest (at the rate provided in Section 1.3 below), due on such Payment Date, and on each succeeding Payment Date over the remaining term of this Note such that the entire principal balance of this Note is paid in full by the Maturity Date. No further advances of principal shall be made hereunder after the expiration of the Interest Only Period.

1.3 Interest Rate. So long as no Event of Default has occurred and is continuing (but subject to applicable cure or grace periods), and subject to the terms hereof, the principal outstanding hereunder from time to time shall bear interest at a fixed annual rate of six and one-half percent (6.50%) (the “Interest Rate”).

2. Default Rate. To the extent allowed by applicable law, after the occurrence of any Event of Default and during the continuation thereof (and after giving effect to any applicable grace or cure periods), after the Maturity Date, or after judgment has been rendered on this Note, all outstanding principal and unpaid interest shall bear, until paid, interest at a rate per annum equal to two (2) percentage points greater than that which would otherwise be applicable, assessed retroactive to the date that the Event of Default first occurs (the “Default Rate”).

3. Late Charge. If a regularly scheduled payment is later ten (10) days or more, Borrower will be charged five percent (5%) of the unpaid portion of the regularly scheduled payment or ten dollars ($10.00), whichever is greater.

4. Expenses. Borrower further promises to pay to Lender, as incurred, and as an additional part of the unpaid principal, all costs, expenses and reasonable attorneys’ fees incurred: (a) in the protection, modification, collection, defense or enforcement of all or part of this Note or any guaranty hereof; or (b) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure the debt hereunder; or (c) with respect to any action reasonably taken to protect, defend, modify or sustain the lien of any such mortgage or security interest; or (d) with respect to any litigation or controversy arising from or connected with this Note, or any mortgage, security agreement, or collateral which may now or hereafter secure this Note; or (e) with respect to any act during the continuance of an Event of Default to protect defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure this Note, or with regard to or against Borrower or any endorser, guarantor or surety of this Note. Borrower also promises to pay Lender on the date hereof all reasonable third party costs incurred in making this loan to Borrower including without limitation Lender’s legal fees and costs, and filing fees, such costs not to exceed $35,000.

5. Optional Prepayment. Borrower may elect to prepay the unpaid amount of this Note, or any part thereof, without penalty or premium; provided, however, that, any such prepayment shall first be applied to (i) any unpaid expenses required by Section 4 above, then to (ii) late fees, if any are due, then to (iii) Default Rate interest, if any is due, then to (iv) regularly accrued but unpaid interest pursuant to Section 1.3 above, and then finally to (v) the principal.

6. Warrant. As part of the consideration in making the Loan on favorable terms and conditions, Borrower shall, on the date of this Note issue to Lender one (1) warrant entitling Lender to purchase an aggregate of 36,145 shares the common stock of Parent,. $0.00001 par value per share (“Common Stock”), with an exercise price of $1.66 per share having an aggregate value of $60,000 valued based on the closing bid price of the Common Stock on the OTC Bulletin Board fourteen (14) days prior to the date hereof, subject to any adjustments as set forth in the warrant (the “Warrant”), in the form attached hereto as Exhibit A. The Warrant expires on the seventh (7th) anniversary of this Note notwithstanding whether or not the Loan has been paid in full prior thereto.

7. Default.

7.1 Events of Default. The happening of any of the following events or conditions shall constitute an “Event of Default” under this Note:

(a) Failure to make any payment of principal or interest on any sum due under this Note within ten (10) days after the same shall be due and payable.

(b) Failure by Borrower to observe or perform any material covenant contained herein or a default or the occurrence of an event of default in any agreement between Borrower and Lender in connection herewith, including the Security Agreement, beyond the applicable grace or cure period (or, if no such grace or cure period is specified, then beyond thirty (30) days following the occurrence of any such default or event of default).

(c) A material default by Borrower under that certain Indenture of Lease dated as of November 29, 2011 by and between RB Kendall Fee, LLC and Subsidiary, with respect to the Premises, including all addenda and riders thereto (the “Lease”), continuing beyond the applicable cure or grace period. A “material” default as provided in this Section 7.1(c) shall mean any default of any covenant, term or condition of the Lease that, upon failure of the Borrower to cure such default, gives the Landlord the right to terminate the Lease in accordance with the terms and conditions thereof.

(d) Failure of the Borrower to either (i) amend the Lease for one or more successive extensions, the duration of each such extension to be in the Borrower’s sole discretion, such that the Lease as amended terminates no earlier than that date which is six (6) full months after the Maturity Date or (ii) enter into a new lease for the same or similar purpose as the Lease at another location within Massachusetts, which lease, as amended by any subsequent extensions, the duration of which extensions are to be in the Borrower’s sole discretion, terminates no earlier than that date which is six (6) full months after the Maturity Date.

(e) Any amendment to the Lease made without the Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) which has the effect of (i)accelerating its scheduled expiration date to a date earlier than that date which is six (6) full months after the Maturity Date, (ii) defining Premises as set forth in the Lease in a manner materially adverse to the collateral securing this Note, (iii) increasing the rent due thereunder by more than twenty five percent (25%) in any fiscal year, (iv) except for any increase in the rent which is less than twenty five percent (25%) in any fiscal year, making the rent payment terms materially less favorable to the Borrower, (v) materially increasing any repair obligation (vi) except for any increase in the rent which is less than twenty five percent (25%) in any fiscal year, imposing any escalators as additional rent or (vii) except for any increase in the rent which is less than twenty five percent (25%) in any fiscal year, amending any other financial provision of the Lease in a manner materially adverse to the Borrower.

(f) Any representation or warranty made by Borrower herein or in any agreement executed in connection herewith, including the Security Agreement or any statement, certificate or other data furnished by Borrower in connection herewith or with such agreements, proves to have been incorrect in any material respect as of the Effective Date.

(g) A judgment or judgments for the payment of money shall be rendered against Borrower in an amount, individually or in the aggregate, of at least five hundred thousand dollars ($500,000.00), and any such judgment shall remain unbonded or unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution, and the Lender holds the good faith belief that such unsatisfied judgment or unstayed execution is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender’s collateral for this Note.

(h) Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (ii) admit in writing its inability to pay its debts as they mature; (iii) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or be adjudicated as a bankrupt, or make an assignment for the benefit of creditors or consent to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (iv) any action shall be taken by Borrower that authorizes or effects any of the foregoing.

(i) An order, judgment or decree shall be entered, or a case shall be commenced, against Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of Borrower or appointing a receiver, trustee or liquidator of Borrower, or of all or a substantial part of the assets of Borrower, and Borrower, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days, or an order for relief in connection therewith shall be entered.

(j) If Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other corporation or entity, other than (i) a merger or reorganization involving only a change in the state of incorporation of the Borrower or (ii) the acquisition by the Borrower of another business where the Borrower survives as a going concern (in the case of an event listed in (j) and (j) above, Borrower must provide Lender with written notice of such event within five (5) days prior to the effective date thereof).

(k) If any other indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation, in any event, in an amount, individually or in the aggregate, of at least two hundred and fifty thousand dollars ($250,000.00); and any such amount remains unpaid or any such indebtedness or obligations remain accelerated or any such event of default remains uncured, in each case, for any period of thirty (30) consecutive days; and the Lender reasonably believes that such unpaid indebtedness or event of default is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender’s collateral for this Note.

(l) If Borrower (i) moves any operations financed with any portion of the Loan proceeds from the Premises to a site outside the Commonwealth of Massachusetts for any reason, (ii) moves such financed operations to a different location within the Commonwealth of Massachusetts without giving sixty (60) days’ prior written notice of such move to Lender and receiving the prior written consent of the Lender to such move, which consent shall not be unreasonably withheld, or (iii) ceases such financed operations for any reason. For the purpose of clarity, it shall not be an event of default for the Borrower to move portions of its operations (or to create new operations) outside the Commonwealth of Massachusetts, provided the same are not financed with any portion of the Loan proceeds.

(m) The failure of Borrower to comply with any of its obligations under the Warrant, including without limitation the provisions of Section 3.3 thereof regarding the registration of the shares for which the Warrant is exercisable.

(n) Failure to maintain a minimum liquidity of cash and marketable securities of not less than $300,000 at all times while the Loan remains outstanding.

(o) A material default by Borrower under a certain Negative Pledge Agreement by and between Borrower and Lender of even date herewith.

7.2 Consequences of Events of Default. Upon and during the continuance of an Event of Default, the entire unpaid balance of said indebtedness, both principal and interest, and including any other sums which may become due under this Note, shall, upon written notice from the holder and at the holder’s option, immediately become due and payable without presentment, further demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower; in addition, Lender shall have those remedies available to it under Section 8 of the Security Agreement.

8. Maximum Permissible Interest Rate. Borrower shall not be obligated to pay and Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, Borrower is required, under the provisions hereof, pursuant to the provisions of any other agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto and relating to the Loan, or entered into between Borrower in favor of, or with, Lender, at any time, for any purpose, including without limitation a certain Security Agreement and Negative Pledge Agreement, both of even date herewith (the “Loan Documents”) or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate shall be applied to principal outstanding hereunder or, if received by applicable law, shall be returned to Borrower.

9. Source of Loan; Limited Recourse. Borrower hereby acknowledges that the Loan is being made in part by Lender from the Commonwealth of Massachusetts’s Emerging Technology Fund created pursuant to Section 27 of Chapter 23G of Massachusetts General Laws (the “ETF Fund”) which is administered by Lender. In consideration of the Lender’s agreement to make the Loan, to the extent that the Borrower ever has any off-sets, defenses or claims against the Lender or its subsidiaries, affiliates, any members of the ETF Fund advisory committee, parents, officers, directors, employees, agents, predecessors, successors and assigns, both present and former (collectively, the “Lender Affiliates”), the Borrower and its partners, subsidiaries, affiliates, parents, officers, directors, employees, agents, heirs, successors, assigns, and executors (collectively, the “Obligor Parties”), agree that any recourse an Obligor Party may have against the Lender or the Lender Affiliates will be limited to the ETF Fund for any action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever asserted or unasserted, in contract, tort, law or in equity which the Obligor Parties may have upon or against the Lender or the Lender Affiliates by reason of any matter, cause, causes or thing whatsoever including, without limitation, to any claim that relates to, in whole or in part, directly or indirectly (a) the making or administration of the Loan, including, without limitation, such claims and defenses based on mistake, usury, misrepresentation, or negligence; (b) any covenants, agreements, duties, or obligations set forth in the Loan Documents; (c) the actions or omissions of any of the Lender and/or the Lender Affiliates in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity; (d) lost profits; (e) loss of business opportunity; (f) increased financing costs; (g) increased legal or administrative fees; or (h) damages to business reputation, but excluding in each of the foregoing cases the gross negligence and willful misconduct of the Lender.

10. Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s), together with an agreement reasonably satisfactory to the Borrower to indemnify the Borrower from any loss incurred by it in connection therewith, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

11. Commitment Letter. The terms and conditions of that certain Commitment Letter executed by Lender and Borrower and dated July 12, 2012, to the extent not inconsistent herewith, are incorporated herein by reference.

12. Consent To Jurisdiction. Borrower hereby agrees that any state or local court of the Commonwealth of Massachusetts or any United States District Court for the District of Massachusetts or, at the option of Lender, any court within the Commonwealth of Massachusetts in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining directly or indirectly to this Note or to any matter arising in connection with this Note.

13. Waivers. Borrower agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Borrower and Lender.

Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN AND ACCEPT THIS NOTE.

[SIGNATURES ON FOLLOWING PAGE]

This Note is executed as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

WITNESS:	PARENT:

INVIVO THERAPEUTICS HOLDINGS CORP.

/s/ Dan Carroll	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer and
Chief Financial Officer
Hereunto Duly Authorized

WITNESS:	SUBSIDIARY:

INVIVO THERAPEUTICS CORPORATION

/s/ Dan Carroll	By:	/s/ Frank M. Reynolds
Frank M. Reynolds
Chief Executive Officer and
Chief Financial Officer
Hereunto Duly Authorized

(Signature page to Promissory Note)